UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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DITECH NETWORKS, INC.
(Name of Registrant as Specified in Its Charter)

LAMASSU HOLDINGS L.L.C. TIMOTHY LEEHEALEY SAMUEL HEALEY FRANK J. SANSONE
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Lamassu Holdings L.L.C., together with the other participants named below, intends to make a preliminary filing with the Securities and Exchange Commission of a proxy statement and an accompanying proxy card to be used to solicit votes for the election of its slate of nominees at the 2009 Annual Meeting of Stockholders of Ditech Networks, Inc., a Delaware Corporation.

Item 1:  On July 30, 2009, Lamassu issued the following press release:

Lamassu Holdings LLC Says Ditech Network's Board of Directors Benefits at Shareholders' Expense

Lamassu Holdings LLC files an open letter to the Board of Directors of DITECH NETWORKS, INC. (NASDAQ: DITC)

NEWPORT BEACH, Calif.--(BUSINESS WIRE)--Lamassu Holdings, LLC has sent the following letter to the Board of Directors of Ditech Networks, Inc.

Dear Board of Directors:

The purpose of this letter is to inform you that while you have historically operated with impunity in your role as Directors of Ditech Networks (NASDAQ: DITC - News), going forward your actions will be regarded with a much higher degree of scrutiny. The decisions of this board have shown a pattern of director entrenchment characterized by prioritizing the interest of its members in the face of poor results at the expense of the shareholders. In light of this trend, it is time that the shareholders receive ample representation on the board.

We have taken the time to go through the company’s filing and pull out some of the decisions that were clearly made to benefit the board while adding no value to shareholders. It is worth noting that these decisions were, for the most part, made by the same people who currently serve. We believe these decisions illustrate that, with the exception of Mr. Simpons and Mr. Dramis, all of the currently serving members, including Mr. Harper, Mr. Manoliu, Mr. Sugishita, Mr. Hasler and Mr. Avis, have established a clear pattern of rewarding themselves while shareholders suffer.

In 2003 (see Figure 1), Ditech Networks moved from a policy in which board members were paid in options to one in which they were paid with both cash and options. It is worth noting that during the three years prior to this change, there was a dramatic drop in the equity value of the company. In short, since the options you awarded yourselves were no longer worth anything, you chose to guarantee your compensation regardless of performance.

In 2005, after another very difficult period for shareholders, shown in Figure 2, the Board again rewarded itself with pay raises. Beginning on July 15, 2005, non-employee directors began receiving an annual retainer of $16,000; the chairman of the Audit Committee received an additional annual retainer of $5,000; and the chairmen of the Compensation Committee, the Corporate Governance Committee and the Nominating Committee received additional annual retainers of $2,500.

The final insult is the most recent decision made little more than a year ago. As the table below shows, effective May 1, 2008, the Board raised its salaries and several other fees. Ironically, you even actually raised the amount you get paid for “phoning it in” [“Special (telephonic)” line items below]. To put these pay increases in their full context, at the time you granted these raises for yourselves the stock was hitting all time lows on a daily basis and wouldn’t ultimately level off until it reached well below a dollar. In addition, the fundamentals of the company were never as bad as they had been. As a result of poor decisions and failed strategic maneuvers by the Board of Directors, the company had lost millions and millions of dollars. Despite this backdrop, you rewarded yourselves with additional cash at a time when the company apparently didn’t have enough money to buy back its own stock, despite the record low levels.

	During	Effective

	Fiscal 2007	May 1, 2008

Annual Retainer:

Board Members	$16,000	$25,000
Lead Independent Director (additional)	--	$15,000
Audit Committee Chairperson	$5,000	$7,500
Compensation Committee Chairperson	$2,500	$5,000
Corporate Governance and Nominating
Committee Chairperson	$2,500	$5,000

Meeting Fees:

Board of Directors
Annual offsite regular meeting	$2,500	$2,500
Regular meeting	$1,000	$1,000
Special (telephonic)	$250	$500
Audit Committee
Regular meeting	$2,500	$2,500
Special (in person)	$1,000	$1,000
Special (telephonic)	$500	$750
Compensation Committee
Regular meeting	$2,000	$2,000
Special	$500	$750
Corporate Governance and Nominating Committee
Regular meeting	$2,000	$2,000
Special	$500	$750

Had compensation increases been used to attract new talent to the Board of Directors and resulted in new directors that brought with them a history of sound business decisions and responsible business practices, then the pay raises could be justified. However, the pay raises were not used for this purpose. Instead, in the face of massive shareholder equity losses and a long list of bad investments, the Board increased its pay with no regard for the massive losses the shareholders were experiencing—losses that were painless for the members of the Board due to their low levels of stock ownership. It is clear that under the current leadership, it has been more financially rewarding to be on the Board than to be a shareholder. For this reason and many others Lamassu has moved to replace two of the current board members with its own nominees. It is our hope that this will both give shareholders a direct voice on the Board, as well as bring about a level of fiduciary responsibility that we believe is currently lacking.

Sincerely,

Lamassu Holdings, LLC

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Lamassu Holdings L.L.C. (“Lamassu”), together with the other participants named below, intends to make a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and an accompanying proxy card to be used to solicit votes for the election of its slate of nominees at the 2009 Annual Meeting of Stockholders of Ditech Networks, Inc., a Delaware Corporation (the “Company”).

LAMASSU STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PRELIMINARY PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE PRELIMINARY PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.

The participants in the proxy solicitation are Lamassu Holdings L.L.C. (“Lamassu”), Tim Leehealey, Sam Healey and Frank J. Sansone. As of the date of this filing, Lamassu beneficially owns 2,399,845 shares of common stock of the Company (the “Shares”), constituting approximately 9.1% of the Shares outstanding.

Tim Leehealey and Sam Healey act as the managing members of Lamassu and, as a result, Tim Leehealey and Sam Healey may be deemed to control such entity. Accordingly, Tim Leehealey and Sam Healey may be deemed to have a beneficial interest in the Shares beneficially owned Lamassu.

As of the date of this filing, Mr. Sansone does not beneficially own any Shares.

As members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of the participants in this proxy solicitation is deemed to beneficially own the Shares beneficially owned in the aggregate by the other participants. Each of the participants in this proxy solicitation disclaims beneficial ownership of such Shares except to the extent of his or its pecuniary interest therein.

Contact:

B. Riley & Co., LLC
Wes Cummins, 310-966-1444